EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, the 2017 Incentive Award Plan, and the 2017 Employee Stock Purchase Plan of Sienna Biopharmaceuticals, Inc. of our report dated May 15, 2017, except for the retroactive effect of the 1-for-5.87 reverse stock split as described in Note 1, as to which the date is July 24, 2017, with respect to the consolidated financial statements of Sienna Biopharmaceuticals, Inc. for the year ended December 31, 2016 included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 1, 2017